Exhibit 99.2

Decoy Therapeutics, Inc. Issues Correction to Warrant Inducement Transaction Press Release

Houston, TX., September 22, 2026 – Decoy Therapeutics, Inc. (NASDAQ: DCOY) (the “Company” or “Decoy”), today issued a correction to its press release dated September 22, 2026 announcing the Company’s warrant inducement transaction.

The original press release incorrectly stated that the new unregistered warrants to purchase up to 2,368,868 shares of the Company’s common stock to be issued in connection with the transaction (the “New Warrants”) would become exercisable upon receipt of stockholder approval.

The New Warrants are not subject to stockholder approval and will become exercisable immediately upon issuance. The New Warrants will expire five years from the date of issuance..

All other information contained in the original press release remains unchanged.

About Decoy Therapeutics

Decoy Therapeutics is a biotechnology company pioneering Designable Multi-Antivirals (D-MAVs), a new category of antivirals engineered to target shared viral mechanisms, enabling a single, adaptable drug to work across multiple viruses. Built on the proprietary IMP(3)ACT platform, which combines AI-assisted design and rapid synthesis, Decoy develops peptide antivirals designed to move faster into the clinic and expand what is possible in viral prevention and treatment. The company's lead candidates target multiple respiratory viruses, addressing the health and societal burden of viral disease.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Decoy, including expected achievement of milestones for its lead asset and future prospects of Decoy. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Decoy, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "can," "should," "would," "expect," "anticipate," "plan," "likely," "believe," "estimate," "project," "intend," and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ

Exhibit 99.2

materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the Company will not obtain sufficient financing to execute on their business plans and risks related to Decoy's products and development plans, including unanticipated issues with any IND application process and the potential of the IMP(3) ACT(TM) platform. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Decoy's actual results may vary materially from those expected or projected.